Exhibit 5.1
December 15, 2010
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I am Executive Vice President, Secretary and General Counsel of AutoZone, Inc., a Nevada corporation (the “Company”). I am delivering this opinion in connection with the registration of 2,886,756 shares of the Company’s Common Stock, par value $0.01 per share (such shares, the “Shares”), to be issued pursuant to the AutoZone, Inc. 2011 Equity Incentive Award Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.
As such counsel, I have examined the Registration Statement and I, or attorneys under my supervision, have examined such matters of fact and questions of law as I have considered appropriate for purposes of rending the opinions expressed below. I am opining herein only as to the Nevada Corporations Law, and I express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.
Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Plan’s participants or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor not less than par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Nevada Corporations Law.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Respectfully yours,

/s/ Harry L. Goldsmith Harry L. Goldsmith
Executive Vice President,
General Counsel and Secretary